Exhibit 10.5

PROJECT AGREEMENT

Parties to the agreement ("Agreement"), dated July 6th 2010

By

Medisafe 1 Technologies Corp, a corporation registered in the State of Delaware, having its offices at 5 Hataltan Street Jerusalem , Israel

Hereinafter: “Medisafe”

Marion Meir ID No. 17190356 of Ein Hod, Israel

Hereinafter “MM”

1MediSafe wishes to engage MM to design and develop a working model on the basis of US Patent #7,347,841 titled “Protector for Administering Medicine” (hereinafter: the "Services" and/or the "Product").

The Product shall also be referred to as “The Protector”.

2. MM represents and warrants to Medisafe that it has the experience and ability to perform the Services required by this Agreement; that it will perform said services in a professional, competent and timely manner.

3. The Products will include a locking mechanism of both the needle cap and the plunger of a syringe and an unlocking method of the same based on the matching of the bar code of the name of the patient with the bar code of the medicine which appears on the syringe and will include the following elements:

a.	A method to lock the cap and the plunger of syringes
b.	The application of the MM Design for “A method to lock the cap and the plunger of syringes”
c.	10 syringes locked for demonstration containing different volumes of fluids.
d.	A bar code reader to read the bar codes written on a syringe and a patient
e.
A laptop computer to simulate the data base with the information of both the patients and the medicines. The laptop will run a special software to compare the bar codes and will generate a matching signal.

A specially developed box which will contain special electronics which will drive an “unlocking” device once the matching signal is received from the laptop. The unlocking device will be enabled to unlock the cap and the plunger of the syringe.

4. MM acknowledges that the Services it is providing under this Agreement shall be solely as an independent contractor. MM shall not enter into any contract or commitment on behalf of Medisafe. MM further acknowledges that it is not considered an affiliate or subsidiary of Medisafe and is not entitled to any employment rights or benefits. It is expressly understood that this undertaking is not a joint venture.

5.MM undertakes to complete the project within 3 months from the signature of this Agreement.

6. MM agrees that any development and design produced in the performance of this Agreement shall remain the exclusive property of Medisafe and that it will not sell, transfer, publish, disclose or otherwise make the work product available to third parties without Medisafe's prior written consent. Any rights granted to MM under this Agreement shall not affect Medisafe's exclusive ownership of the Product and or any development thereof.

7. Medisafe acknowledges that other third party contractors may be engaged as subcontractors (including but not limited to PIA Electronics Limited from 41 Hameyasdim Street, Kiryat Yam 29083, Israel). Medisafe agrees to sublicense its rights in the Products solely for the purpose of such development. No other rights are granted to any such third parties. In addition, any agreement to be signed by such third parties will be subject to prior written approval by Medisafe.

8. On completion of the Services, Medisafe will consider the possibility of submitting another patent application/s in respect of the Product (the "Second Patent").

9. In consideration of the performance of the Services, Medisafe will pay MM $27,500 plus Value Added Tax. This includes supply of the bar code reader, the laptop, the driving box and the related software and the syringes.

10. Payment of the Consideration will be made as follows:

a.	One third on the signing of this agreement.
b.	One third a month thereafter.
c.	One third upon completion of the Services.

11.           In addition to the Consideration, MM shall be entitled to receive the following payments:

(a)	In respect of the sales or licensing of the Product - 10% of the gross amount receivable by Medisafe.

(b)
In the event of a sale of the Product and/or the Second Patent to a third party MM shall be entitled to receive the payments specified in (a) above unless Medisafe decides to terminate this Agreement. In such case, MM will be entitled to receive 25% of the gross proceeds from such transaction.

12.           This Agreement shall commence on the date stated above, and shall remain in effect until all obligations under this Agreement have been properly completed. Either party to this Agreement may terminate this Agreement with or without cause by providing at least seven days written notice to the other party.

13.           This Agreement shall be construed and enforced in accordance with the laws of the State of Israel and the courts in Tel Aviv, Israel, shall have sole and exclusive jurisdiction over any conflict and/or dispute arising out of or in connection to this Agreement.

Signed by the parties:

/s/ Jacob Elhadad
-----------------------------------------------
Medisafe

/s/ Marion Meir
-----------------------------------------------
Marion Meir

APPENDIX 1

Payment arrangements to MM

Payments will be sent by bank transfer to the following account:

Bank name and address: MIZRAHI BANK,  3 JERUSALEM  STREET, KIRYAT-YAM.
Bank number: 20
Bank branch number: 446
Account name: PIA ELECTRONICS
 Account number: 209395

IBAN: IL16 0204 4600 0000 0209395
SWIFT:  MIZBILITXXX